Exhibit 10.11

CREDIT FACILITY PROVIDING FOR A
US$170,000,000
SENIOR SECURED CREDIT FACILITY
TO BE MADE AVAILABLE TO
RIGDON MARINE CORPORATION
BY
DVB BANK NV,
as Underwriter, Arranger, Agent, Security Trustee, Swap Bank and Book Manager,
and the Banks and Financial Institutions
identified on Schedule 1, as Lenders

as of December 28, 2005

i

SCHEDULE

1	The Lenders and the Initial Commitments
2	The Vessels
3	Disclosure
4	Approved Ship Brokers
5	General Conditions

EXHIBITS

A	Form of Note
B	Form of United States Mortgage
C	Form of Earnings Assignment
D	Form of Insurances Assignment
E	Form of Builder’s Warranties Assignment
F	Form of Assignment and Assumption Agreement
G	Form of Compliance Certificate
H	Form of Drawdown Notice
I	Form of Interest Notice
J	Form of Account Pledge
K	Form of Subordination Agreement

SENIOR SECURED CREDIT FACILITY
THIS SENIOR SECURED CREDIT FACILITY AGREEMENT (this “Credit Facility Agreement”) is made as of the 28 day of December, 2005, by and among (1) RIGDON MARINE CORPORATION, a corporation incorporated under the laws of the State of Delaware (the “Borrower”), (2) the banks and financial institutions listed on Schedule 1, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Article 10, the “Lenders”), and (3) DVB BANK NV, (“DVB”), as underwriter, arranger, swap bank, book manager, facility agent for the Lenders (in such capacity, the “Facility Agent”) and security trustee for the Lenders ( in such capacity, the “Security Trustee”).
WITNESSETH THAT:
     WHEREAS, the Borrower wishes to (i) partially finance the delivery installments and acquisition costs of various vessels currently under construction and to be delivered to the Borrower pursuant to the Building Contract and (ii) re-finance existing indebtedness with respect to certain vessels owned by the Borrower;
     WHEREAS, at the request of the Borrower, the Facility Agent and the Security Trustee have agreed to serve in such capacities under the terms of this Credit Facility Agreement and the Lenders have agreed to provide to the Borrower a senior secured credit facility in the amount of up to the lesser of (i) US$170,000,000 and (ii) 70% of the Fair Market Value of the Vessels (as such terms are defined below);
     NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:
1. DEFINITIONS
     1.1 Specific Definitions. In this Credit Facility Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means UHY Mann Frankfort Stein & Lipp of 12 Greenway Plaza, Suite 1202, Houston, Texas, or such other recognized international accounting firm as shall be approved by the Agent, such approval not to be unreasonably withheld;

“Account Pledge”	means the pledge agreement to be executed by the Borrower in favor of the Security Trustee in respect of the Operating Account pursuant to Section 4.1(b), substantially in the form set out in Exhibit L;

“Advance(s)”	means any amount advanced to the Borrower with respect to the Facility or (as the context may require) the aggregate amount of all such Advances for the time being outstanding;

“Affiliate”	means with respect to any Person, any other Person

directly or indirectly controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Agents”	means each of the Facility Agent and the Security Trustee;

“Applicable Margin”	means 1.50% per annum;

“Applicable Rate”	means any rate of interest applicable to the Facility from time to time pursuant to Section 6.1;

“Assigned Moneys”	means sums assigned to or received by the Agents pursuant to any Security Document;

“Assignment and Assumption Agreement(s)”	means any Assignment and Assumption Agreement executed pursuant to Section 10 substantially in the form set out in Exhibit H;

“Assignment Notices”	means

(i) notices with respect to the Earnings Assignments substantially in the form set out in Exhibit 1 thereto;

(ii) notices with respect to the Insurances Assignments substantially in the form set out in Exhibit 3 thereto;

(iii) notices with respect to Builder’s Warranties Assignments substantially in the form set out in Exhibit 1 thereto; and

(iv) notices with respect to the Account Pledges substantially in the form set out in Exhibit 1 thereto;

“Assignments”	means the Earnings Assignments, the Insurances Assignments, the Interest Rate Agreements Assignment, the Account Pledge and the Builder’s Warranties Assignments;

“Banking Day(s)”	Means day(s) on which banks are open for the transaction of business in London, England, New York, New York, andRotterdam, The Netherlands;

“Borrower”	shall have the meaning ascribed thereto in the preamble;

“Builder”	means Bollinger Shipyards Lockport, L.L.C.;

“Building Contract(s) “	means that certain Vessel Construction Contract for the Construction of Ten (10) 1,575 D.W.T. platform supply vessels (Hull Nos. 521, 522, 523, 524, 525, 526, 527, 528, 529, and 530) dated November 9, 2005 between Builder and RMCLLC as the same will be from time to time assigned to the Borrower upon the delivery of each GPA 654 Vessel thereunder;

“Builder’s Warranties Assignments”	means the assignment(s) in respect of the post-delivery warranties and guarantees from the Builder to the Borrower contained in the Building Contracts, to be executed by the Borrower in favor of the Security Trustee pursuant to Section 4.1(c) substantially in the form set out in Exhibit G;

“Capital Lease”	means any lease of property which in accordance with GAAP would be capitalized on the lessee’s balance sheet;

“Change of Control”	means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Borrower, (b) the Board of Directors of the Borrower ceases to consist of a majority of the directors existing on the date hereof or directors nominated by the shareholders existing on the date hereof, or (c) Larry Rigdon ceases to be employed by the Borrower in a management capacity, except as a result of Larry Rigdon’s death or disability;

“Classification Society”	means a member of the International Association of Classification Societies with whom the Vessels are entered and who conducted periodic physical surveys and/or inspections of the Vessels;

“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute and regulation promulgated thereunder;

“Collateral”	means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which any Agent or any Lender has been granted a security interest pursuant to a Security Document;

“Commitment(s)”	means in relation to a Lender, the portion of the Facility set out opposite its name in Schedule 1 or, as the case may be, in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

“Compliance Certificate”	means a certificate certifying the compliance by the Borrower with all of its covenants contained herein and showing the calculations thereof in reasonable detail, and delivered by the chief financial officer of the Borrower to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit I, or in such other form as the Majority Lenders may agree;

“Consolidated Debt”	means the total of all Funded Debt of the Borrower and its Subsidiaries after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated by GAAP;

“Consolidated Net Earnings”	means the net earnings of the Borrower and its Subsidiaries after deducting minority interests and any common stock dividend payments in accordance with GAAP, excluding (i) extraordinary items and (ii) any equity interest of the Borrower on the unremitted earnings of any company other than the Subsidiaries;

“Consolidated Net Worth”	means, at any time, shareholders equity (including treasury stock) of the Borrower on a consolidated basis determined in accordance with GAAP;

“Consolidated Total Assets”	means the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

“Consolidated Total Capitalization”	means the sum of Consolidated Debt, minority interest, the Subordinated Mortgage and Consolidated Net Worth;

“Credit Facility Agreement”	means this agreement, as the same shall be amended, modified or supplemented from time to time;

“Default Rate”	shall have the meaning ascribed thereto in Section 6.2;

“Depository”	Regions Bank, 301 St. Charles Ave, New Orleans, LA. 70130;

“DOC”	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date(s)”	means the dates, each being a Banking Day, upon which the Borrower has requested that an Advance be made available to the Borrower, and such Advance is made, as provided in Section 3;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.2;

“DVB”	shall have the meaning ascribed thereto in the Preamble;

“Earnings Assignment(s)”	means the collateral assignments in respect of the earnings of each Vessel from any and all sources to be executed by the Borrower in favor of the Security Trustee pursuant to Section 4.2(c) substantially in the form set out in Exhibit C;

“Environmental Affiliate(s)”	means any person or entity, the liability of which for Environmental Claims the Borrower may have assumed by contract or operation of law;

“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(n);

“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(n);

“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(n);

“ERISA”	means the Employment Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

“Event(s) of Default”	means any of the events set out in Section 8.1;

“Exchange Act”	shall mean the Securities and Exchange Act of 1934, as amended;

“Facility”	means the credit facility to be made available by the Lenders to the Borrower hereunder, in two tranches,

pursuant to Section 3 in the maximum aggregate principal amount equal to the lesser of (i) One Hundred Seventy Million Dollars ($170,000,000) and (ii) Seventy Percent (70%) of the Fair Market Value of the Vessels;

“Facility Agent”	shall have the meaning attributed thereto in the preamble;

“Fair Market Value”	means, in respect of any vessel, a charter-free appraisal on an “as is”, “willing seller, willing buyer” basis of such vessel from a ship broker listed in Schedule 4 or such other independent ship broker approved by the Majority Lenders, no such appraisal to be dated more than thirty (30) days prior to the date on which such appraisal is required pursuant to this Credit Facility Agreement;

“Fixed Charges”	means the consolidated Interest Expense for the period, plus dividends paid on common stock, plus minimum rent payments under operating leases for the period;

“Funded Debt”	means all the liabilities for borrowed money, obligations in respect of any Capital Lease, and any guarantee of the foregoing, but shall exclude (i) such obligations and guarantees if owed or guaranteed by a Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary, (ii) any common stock of the Borrower or a Subsidiary and (iii) the Subordinated Mortgage Debt;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;

“General Conditions”	means the General Banking conditions of DVB in the form attached hereto as Schedule 5;

“GPA 654 Vessels”	means those Vessels listed on Schedule 2 under the heading GPA 654 Vessels;

“Indemnitee”	shall have the meaning ascribed thereto in Section 17.7;

“Insurances Assignments”	means the collateral assignments in respect of the insurances over the Vessels to be executed by the Borrower in favor of the Security Trustee pursuant to Section 4.2(c) substantially in the form set out in Exhibit D;

“Interest Charges”	means the periodic interest paid by the Borrower to the Agent on behalf of the Lenders in relation to the Facility;

“Interest Expense”	means the consolidated interest expense of the Borrower and its Subsidiaries for any period (including both capitalized and non-capitalized interest and the interest component of capitalized leases);

“Interest Notice”	means a notice from the Borrower to the Facility Agent specifying the duration of any relevant Interest Period, each substantially in the form of Exhibit I;

“Interest Payment Date”	means each date on which accrued interest on the Facility shall be payable pursuant to Section 6.4;

“Interest Period(s)”	means period(s) of one, three, six or twelve months as selected by the Borrower; provided, however, that the Interest Period for any portion of the Facility which is subject to an Interest Rate Agreement shall be one month;

“Interest Rate Agreements”	means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into between the Borrower, with the Arranger, which is designed to protect the Borrower against fluctuations in interest rates applicable under this Agreement, to or under which the Borrower is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter; provided, however, that there shall be no more than three Interest Rate Agreements in connection with this Facility;

“Interest Rate Agreements Assignments”	means a collateral assignment in respect of any Interest Rate Agreements to be executed by the Borrower in favor of the Security Trustee pursuant to Section 4.1(b) in such form as the Security Trustee shall reasonably require;

“ISPS Code”	means the International Ship and Port Facility Security Code adopted by the International Maritime Organization (as the same may be amended from time to time);

“ISSC”	means a valid and current International Ship Security Certificate issued under the ISPS Code;

“ISM Code”	means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Jones Act Eligible”	means a vessel which is documented under the laws of the United States with a coastwise endorsement and is qualified for trade between U.S. ports (i.e. coastwise trade) under the Merchant Marine Act of 1920, as amended (and codified as amended at 46 U.S.C. App. § 883), which is also known as the Jones Act;

“Lender(s)”	shall have the meaning ascribed thereto in the preamble;

“LIBOR”	means the rate (rounded upward to the nearest 1/16th of one percent) for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August 1985)), provided that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rate offered by DVB for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“Lien”	means, as to any entity, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest or title of any vendor, lessor, lender or other secured party to or of the entity under conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the entity;

“Majority Lenders”	at any time means Lenders holding an aggregate of more than 50% of the Advances then outstanding;

“Mandate Letter”	means the letter dated October 20, 2005, as supplemented by that letter dated November 15, 2005 and as the same may be further amended or supplemented, and entered into by the Borrower and DVB in respect of this facility;

“Material Adverse Effect”	shall mean a material adverse effect on (i) the ability of the Borrower to repay the Advances or perform any of its obligations hereunder or under the Note, (ii) the ability of the Borrower to perform its obligations under any Security Documents or (iii) the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower taken as a whole;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(o);

“Mortgages”	means the first preferred United States ship mortgages on the Vessels, to be executed by the Borrower as listed in Schedule 2 in favor of the Security Trustee (as trustee for the Lenders) pursuant to Section 4.2(c), substantially in the form set out in Exhibits B-1 and B-2;

“MTSA”	means the Maritime and Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”	means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the three preceding plan years made or accrued an obligation to make contributions;

“Multiple Employer Plan”	means, at any time, an employee benefit plan, other than a Multiemployer Plan, subject to Title IV or ERISA, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

“Note”	means the promissory note to be executed by the Borrower to the order of an Agent pursuant to Section 4.1(b), to evidence the Facility substantially in the form set out Exhibit A;

“Operating Account”	shall have the meaning ascribed thereto in Section 4.1(h);

“Operator”	means, in respect of any Vessel, the Person who is concerned with the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“PBGC”	means the Pension Benefit Guaranty Corporation;

“Permitted Investments”	means, with respect to the Borrower’s investments, (i) the existing Restricted Investments identified on Schedule 3 hereto, (ii) certificates of deposit with a final maturity date of one year or less issued by nationally chartered commercial banks in the United States having capital and surplus in excess of $100,000,000, (iii) commercial paper with a maturity of one year or less, (iv) direct obligations of the United States or a United States agency with a final maturity date of one year or less, (v) money market preferred stock rated ‘A’ or above, (vi) tax exempt floating rate option tender bonds, backed by a letter of credit issued by a bank rated AA by Standard & Poor’s Corporation or AA by Moody’s Investor Service and (vii) investments in consolidated Subsidiaries which conduct business similar to the Borrower’s existing business operations;

“Person”	means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	means any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA;

“Pre-existing Vessels”	means each of those Vessels which shall have been purchased by and delivered to the Borrower prior to the date of this Credit Facility Agreement and listed on Schedule 2 under the heading Pre-existing Vessels;

“Proceeding”	shall have the meaning ascribed thereto in Section 8.1(h);

“Property”	means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible;

“Restricted Investment(s)”	means any investment other than a Permitted Investment;

“Restricted Payment”	means any of (i) the payment of any accrued and unpaid interest on the Subordinated Second Mortgage Debt, (ii) the declaration or payment of any dividend or other distribution on account of its stock (except dividends or stock splits paid solely in common stock of the Borrower) and (iii) purchases, redemptions, or other acquisitions (direct of indirect) of shares of its common stock;

“Required Percentage”	means one hundred and forty-three percent (143%);

“RMCLLC”	means Rigdon Marine, LLC, a limited liability company organized and existing under the laws of the State of Louisiana;

“Security Document(s)”	means the Mortgages, the Assignments, the Account Pledge and any other documents that may be executed as security for the Facility and the Borrower’s obligations in connection therewith;

“Security Trustee”	shall have the meaning attributed thereto in the preamble;

“SMC”	means the safety management certificate issued in respect of a Vessel in accordance with rule 13 of the ISM code;

“Subordinated Lender”	means Bourbon Capital U.S.A., Inc.;

“Subordinated Mortgage”	means the second preferred fleet mortgage in favor of Subordinated Lender over each of the Pre-existing Vessels and as shall be amended or supplemented to cover any GPA 654 Vessels;

“Subordinated Mortgage Debt”	means the ninety million dollar ($90,000,000) loan made or to be made available by the Subordinated Lender to the Borrower pursuant to a loan agreement of even date herewith between the Borrower and the Subordinated Lender and evidenced by a promissory note of even date herewith;

“Subordination Agreement”	means the subordination agreement to be entered into by the Agent on behalf of the Lenders and the Subordinated Lender pursuant to Section 4.1(k), substantially in the form of Exhibit K;

“Subsidiary(ies)”	means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

“Taxes”	means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Lender imposed by its jurisdiction of incorporation or applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Borrower or any Affiliate thereof);

“Termination Event”	means (i) a “reportable event,” as defined in Section 403 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan under Section 4041of ERISA or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan or a Multiemployer Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Total Loss”	shall have the meaning ascribed thereto in the Mortgages;

“Tranche A”	means the tranche to be made available by the Lenders to the Borrower hereunder in a single advance pursuant to Section 3.1(a) in the maximum aggregate principal amount of Ninety-Five Million Dollars ($95,000,000) but in no event greater than Seventy Percent (70%) of the Fair Market Value of the Pre-existing Vessels;

“Tranche A Final Payment”	means the balloon payment of $28,472,000 or such other amount as may be necessary to repay Tranche A on the Tranche A Final Payment Date, together with accrued but unpaid interest and any other amounts owing by the Borrower to the Facility Agent, the Security Trustee or any Lender pursuant to this Credit Facility Agreement, the Note or any Security Document;

“Tranche A Final Payment Date”	means the date which is seven (7) years from the Drawdown Date of Tranche A, but in no event later than January 31, 2013;

“Tranche B”	means the tranche to be made available by the Lenders to the Borrower hereunder in multiple advances pursuant to Section 3.1(b) in the maximum aggregate principal amount of Seventy-Five Million Dollars ($75,000,000) but in no event shall any Advance thereunder, when aggregated with other amounts outstanding under the Facility, cause the Facility to exceed Seventy Percent (70%) of the aggregate Fair Market Value of the Pre-existing Vessels and the GPA 654 Vessels financed with the proceeds of the Facility;

“Tranche B Final Payment”	means the balloon payment of $38,062,500 or such other amount as may be necessary to repay Tranche B on the Tranche B Final Payment Date as a consequence of, inter alia, changed delivery dates of the GPA 654 Vessels, together with accrued but unpaid interest and any other amounts owing by the Borrower to the Facility Agent, the Security Trustee or any Lender pursuant to this Credit Facility Agreement, the Note or any Security Document;

Tranche B Final Payment Date”	means the date which is five (5) years from the final Advance made under Tranche B, but in no event later than the Tranche A Final Payment Date;

“Vessel(s)”	each of the Vessels listed in Schedule 2, registered or to be registered in the name of the Borrower as set forth in such Schedule, but excluding any Vessel for which a mandatory prepayment was made pursuant to section 5.3; and

“Withdrawal Liability(ies)”	shall have the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA.
     1.2 Computation of Time Periods; Other Definitional Provisions. In this Credit Facility Agreement, the Note and the Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Credit Facility Agreement, the Note or such Security Document, as applicable; references to agreements and other contractual instruments (including this Credit Facility Agreement, the Note and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Credit Facility Agreement, the Note or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.
     1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Credit Facility Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or to the Lenders under this Credit Facility Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”).

     1.4 Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrower in this Credit Facility Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by the Borrower with any governmental rule.
     1.5 Forms of Documents. Except as otherwise expressly provided in this Credit Facility Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.6 of this Credit Facility Agreement, as the case may be, or the correlative provisions of the Security Documents.
     1.6 General Conditions. Certain matters governing banking relationships between DVB in its capacities as Agent and Security Trustee and the Borrower are governed by the General Conditions.
2. REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties. In order to induce the Agents and the Lenders to enter into this Credit Facility Agreement and to induce the Lenders to make the Facility available, the Borrower hereby represents and warrants to the Agents and the Lenders (which representations and warranties shall survive the execution and delivery of this Credit Facility Agreement and the Note and the drawdown of each Advance hereunder) that:
          (a) Due Organization and Power. The Borrower is duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Credit Facility Agreement, the Note and the Security Documents, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;
          (b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, the Borrower to enter into and perform its obligations under this Credit Facility Agreement, the Note and the Security Documents and, to borrow, service and repay the Advances and, as of the date of this Credit Facility Agreement, no further consents or authorities are necessary for the service and repayment of the Advances or any part thereof;
          (c) Binding Obligations. This Credit Facility Agreement, the Note and the Security Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;
          (d) No Violation. The execution and delivery of, and the performance of the provisions of, this Credit Facility Agreement, the Note and the Security Documents do not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on the Borrower or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Advances shall be used by the Borrower exclusively for its own account or for the account ;

          (e) Litigation. No action, suit or proceeding is pending or threatened against the Borrower before any court, board of arbitration or administrative agency which could or might result in any Material Adverse Effect;
          (f) No Default. The Borrower is not in default under any material agreement by which it is bound, or is in default in respect of any material financial commitment or obligation;
          (g) Vessels. Upon the date of the making of each Advance each of the Vessels being delivered in connection with such Advance or having been theretofore delivered in connection with this Credit Facility Agreement and each of the Pre-existing Vessels:
(i)	will be in the sole and absolute ownership of the Borrower and duly registered in the Borrower’s name under United States flag shall be Jones Act Eligible, unencumbered, save and except for the Mortgage recorded against it and as permitted thereby, and the Subordinated Mortgage;

(ii)	will be classed in the highest classification and rating for vessels of the same age and type with the respective Classification Society as set forth in Schedule 2 without any material outstanding recommendations;

(iii)	will be operationally seaworthy and in every way fit for its intended service;

(iv)	will be insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances will have been complied with and;

(v)	will be in compliance in all material respects with all relevant laws, regulations and requirements (including Environmental Laws), statutory or otherwise, as are applicable to (A) vessels documented under the United States flag and that are Jones Act Eligible and (B) vessels engaged in trade similar to that to be performed by the Vessel, except where the failure to so comply would not have a material adverse effect on the operation of the Vessel in its intended trade or the financial condition of the Borrowers;
          (h) Insurance. The Borrower and each Subsidiary has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;
          (i) Financial Information. All financial statements, information and other data furnished by the Borrower to the Facility Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and since the date of the Borrower’s financial statements most recently delivered to the Facility Agent there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

          (j) Tax Returns. The Borrower and each Subsidiary has filed all material tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a Material Adverse Effect on the Borrower or such Subsidiary and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;
          (k) ERISA. The execution and delivery of this Credit Facility Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by the Borrower or any Subsidiary or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA insofar as ERISA applies thereto which is reasonably likely to result in the Borrower or any such Subsidiary or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate would have a Material Adverse Effect. Prior to the date hereof, the Borrower has delivered to the Facility Agent a list of all the employee benefit plans to which the Borrower or any Subsidiary or any ERISA Affiliate is a “party in interest” (within the meaning of Section 3(14) of ERISA) or a “disqualified person” (within the meaning of Section 4975(e)(2) of the Code);
          (l) Chief Executive Office. The Borrower’s chief executive office and chief place of business and the office in which the records relating to the earnings and other receivables of each Subsidiary are kept is, and will continue to be, located at 815 Walker Street, Suite 750, Houston, Texas, 77002;
          (m) Foreign Trade Control Regulations. To the best of the Borrower’s knowledge, none of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);
          (n) Environmental Matters and Claims. (a) Except as heretofore disclosed in writing to the Facility Agent, to the best of the Borrower’s knowledge and belief, (i) the Borrower, each of its Subsidiaries and their Affiliates is in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) the Borrower, each of its Subsidiaries and their Affiliates has all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and is in compliance with all Environmental

Approvals required to operate their business; (iii) none of the Borrower, any Subsidiary nor any Affiliate thereof has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against the Borrower, any Subsidiary or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect;
          (o) Compliance with ISM Code, ISPS Code and MTSA. Each Vessel complies or, when applicable, will comply and each Operator complies with the requirements of the ISM Code, the ISPS Code and the MTSA including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;
          (p) No Threatened Withdrawal of DOC, ISSC or SMC. There is no threatened or actual withdrawal of any Operator’s DOC, ISSC or SMC or other certification or documentation related to the ISM Code, the ISPS Code or otherwise required for the operation of such vessels in respect of any of the Vessels;
          (q) Liens. Other than as disclosed on Schedule 3, including the Subordinated Mortgage Debt, there are no liens of any kind on any Property owned by the Borrower or any Subsidiary of the Borrower;
          (r) Funded Debt. Other than as disclosed in Schedule 3, the Borrower (and its Subsidiaries on a consolidated basis) has no long-term Funded Debt and has not entered into any negotiations with respect to any debt facilities other than those undertaken in connection with this Credit Facility Agreement; and
          (s) Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Advances and the issuance of the Note.
3. THE ADVANCES
     3.1 Availability. Subject to the terms and conditions hereof, each of the Lenders agrees severally and not jointly, in the proportion of its Commitment hereunder, to make the Facility available to the Borrower in an aggregate amount of up to the lesser of (i) One Hundred Seventy

Million United States Dollars ($170,000,000) or (ii) seventy percent (70%) of the Fair Market Value of the Vessels, to be made available in two (2) tranches as follows:
          (a) term loan in the aggregate principal amount of up to $95,000,000 (the “Tranche A Facility”) solely for the purpose of partially refinancing the Pre-existing Vessels;
          (b) term loan facility in the aggregate principal amount of up to $75,000,000 (the “Tranche B Facility”) solely for the purpose of partially financing the delivery installments and acquisition costs each of the GPA 654 Vessels;
     3.2 Receipt of Funds. Unless the Facility Agent shall have received notice from a Lender prior to the Drawdown Date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Advance in accordance this Section 3.2 and the Facility Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Facility Agent, such Lender and the Borrower (but without duplication) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of (y) the LIBOR rate for overnight or weekend deposits plus the Margin and (z) the interest rate applicable thereto pursuant to Section 6.1 and (ii) in the case of such Lender, the LIBOR rate for overnight or weekend deposits. If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance included in such Advance for purposes of this Credit Facility Agreement as of the date such Advance was made. Nothing in this subsection (c) shall be deemed to relieve any Lender of its obligation to make Advances to the extent provided in this Agreement. In the event that the Borrower is required to repay an Advance to the Facility Agent pursuant to this Section 3.2 as between the Borrower and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.3 shall be borne by the defaulting Lender. If the defaulting Lender has not paid any such breakage costs upon demand by the Facility Agent therefor, the Borrower shall pay such breakage costs upon demand by the Facility Agent and the Borrower shall be entitled to recover any such payment for breakfunding costs made by the Borrower from the defaulting Lender.
     3.3 Drawdown Notice. The Borrower shall, at least three (3) Banking Days before a Drawdown Date, serve a notice (a “Drawdown Notice”) substantially in the form of Exhibit H on the Facility Agent which notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the amount and purpose of such Advance to be drawn, (d) specify the Banking Day on which such Advance is to be drawn and, subject to the terms of Section 6.3 hereof, the Interest Period, (e) specify the disbursement instructions, (f) attach evidence satisfactory to the Facility Agent that the Borrower is in compliance with the covenants set forth in Section 9.3 and Section 9.4, as the case may be, (g) with respect to Tranche B, attach the delivery invoice under the Building Contract and copies of invoices from third party suppliers whose materials have been incorporated into the applicable Vessel to which such Advance relates, which such invoices shall clearly identify the Building Contract(s) and the Vessel(s) to which it relates, and (h) be irrevocable.
     3.4 Effect of Drawdown Notice. Such Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of such Drawdown Notice and will be true and correct on and as of the relevant Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.
     3.5 Notation of Advances. Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by Facility Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.
4. CONDITIONS
     4.1 Conditions Precedent to the Effectiveness of this Credit Facility Agreement. The effectiveness of this Credit Facility Agreement and the obligation of the Lenders to make an Advance available to the Borrower under this Credit Facility Agreement shall be expressly subject to the following conditions precedent:
          (a) Corporate Authority. The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent:
(i)	copies, certified as true and complete by an officer of the Borrower, of the resolutions of the board of directors of the Borrower evidencing approval of this Credit Facility Agreement and the Note and approving the opening of any bank accounts with the Agent or the Security Trustee and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)	copies, certified as true and complete by an officer of the Borrower, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Borrower as may be required by the Facility Agent), approvals or consents with respect to this Credit Facility Agreement, the Note and the Security Documents;

(iii)	copies, certified as true and complete by an officer of the Borrower of the certificate of incorporation and by-laws, certificate of formation and operating agreement, or equivalent instruments thereof;

(iv)	certificate of the Secretary of the Borrower certifying the incumbency of the directors and officers thereof (setting out specimen signatures of any signatories to this Agreement, the Note and any other documents to be executed by the Borrower)

(v)	certificates of the jurisdiction of incorporation or formation, as the case may be, of the Borrower as to the good standing thereof; and

(vi)	copies of passports, driver’s licenses or such other proof of identity as the Agent may require in order to insure compliance with all applicable “Know Your Customer” rules;
          (b) The Credit Facility Agreement, the Note Pledge. the Borrower shall have duly executed and delivered to the Facility Agent this Credit Facility Agreement, the Note, the

Interest Rate Agreements Assignment (in respect of any theretofore executed Interest Rate Agreement), and the Account Pledge;
          (c) Environmental Claims. The Facility Agent shall be satisfied that neither the Borrower nor any of its Subsidiaries is subject to any Environmental Claim which could have a Material Adverse Effect;
          (d) Fees. The Facility Agent shall have received payment in full of all fees and expenses then due to the Agents and/or the Lenders under Section 13 and the Mandate Letter;
          (e) Account. The Borrower (i) shall have established a master operating account with the Depository into which Assigned Moneys are to be paid (the “Operating Account”) and (ii) shall have established an account with the Facility Agent for the purposes of, inter alia, effecting timely payments of amounts due hereunder;
          (f) Compliance Certificate. The Facility Agent having received a Compliance Certificate with respect to the most recently ended fiscal quarter;
          (g) Building Contracts. The Facility Agent having received copies of all Building Contracts, and contracts with third party suppliers of material components of the GPA 654 Vessels certified as true and complete by an officer of the Borrower , which contracts shall be satisfactory to the Facility Agent and its counsel;
          (h) Subordination Agreement. The Subordinated Lender shall have entered into a Subordination Agreement with the Lenders and the Borrower shall have delivered copies of the documents relating to the Subordinated Mortgage Loan to the Facility Agent, which documents shall be in form and substance satisfactory thereto;
          (i) Subordinated Mortgage. The Facility Agent having received a copy of the Subordinated Mortgage, certified as true and complete by an officer of the Borrower; and
          (j) Legal Opinions. The Facility Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Facility Agent from (i) Lugenbuhl, Wheaton, Peck, Rankin and Hubbard, counsel for the Security Parties, (ii) Winston & Strawn, counsel for the Subordinated Lender, and (iii) Seward & Kissel LLP, special counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the United States of America and the State of New York covering the representations and conditions which are the subjects of Sections 2 and 4.1.
     4.2 Further Conditions Precedent. The obligation of the Lenders to make any Advance available to the Borrower under this Credit Facility Agreement shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date:
          (a) Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.2;
          (b) The Vessels. The Facility Agent shall have received evidence satisfactory to it that each of the Vessels owned by the Borrower being delivered in connection with such Advance or previously delivered and/or acquired by the Borrower:
(i)	is in the sole and absolute ownership of the Borrower as set forth in Schedule 2 and duly registered in the Borrower’s name under United States flag, Jones Act Eligible, unencumbered, save and except for the

Mortgage, recorded against it and as otherwise permitted thereby, and the Subordinated Mortgage;
(ii)	is classed in the highest classification and rating for vessels of the same age and type with the respective classification society as set forth in Schedule 2 without any material outstanding recommendations;

(iii)	is operationally seaworthy and in every way fit for its intended service; and

(iv)	is insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances have been complied with;
          (c) Vessel Documents. The Borrower shall have duly executed and delivered to the Facility Agent with respect to the Pre-Existing Vessels, and the GPA 654 Vessel being financed in connection with such Advance:
(i)	the Mortgage over such Vessel(s);

(ii)	an Insurances Assignment with respect to its Vessel(s);

(iii)	an Earnings Assignment with respect to its Vessel(s);

(iv)	the Builder’s Warranties Assignments with respect to its Vessel(s);

(v)	the Assignment Notices with respect to the above-indicated Insurances Assignments, Earnings Assignments and Builder’s Warranties Assignments; and

(vi)	Uniform Commercial Code Financing Statements for filing with the State of Delaware and in such other jurisdictions as the Facility Agent may reasonably require;
          (d) Representations and Warranties. The representations stated in Section 2 (updated mutatis mutandis to such date) being true and correct as if made on and as of that date;
          (e) No Event of Default. No Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;
          (f) No Change in Laws. The Facility Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of this Credit Facility Agreement, the Note, the Security Documents or any of them;
          (g) No Material Adverse Effect. There having been no Material Adverse Effect since the date hereof;
          (h) Vessel Liens. The Facility Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the Mortgages and the Assignments,

there are no liens, charges or encumbrances of any kind whatsoever on each of the Vessels being delivered in connection with such Advance or on their respective earnings except the Subordinated Mortgage and as permitted hereby or by any of the Security Documents;
          (i) Charters; Pooling Agreements. The Borrower shall have delivered to the Facility Agent true and complete copies of (i) all charters having a term longer than twelve (12) months from the date of execution and (ii) all vessel pooling agreements, in each case to which the Borrower is a party;
          (j) ISM DOC and ISSC. The Facility Agent shall have received a copy of the DOC and ISSC for of the Vessels;
          (k) Legal Opinions. The Facility Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Facility Agent from (i) Lugenbuhl, Wheaton, Peck, Rankin and Hubbard, counsel for the Security Parties and (ii) Seward & Kissel LLP, special counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Facility Agent shall have required as to all or any matters under the laws of the United States of America and the State of New York covering the representations and conditions which are the subjects of this Section 4.2.
     4.3 Breakfunding Costs. In the event that, on the date specified for the making of an Advance in any Drawdown Notice, the Lenders shall not be obliged under this Credit Facility Agreement to make such Advance available, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.
     4.4 Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Credit Facility Agreement, in the event the Lenders, in their sole discretion, make any Advance prior to the satisfaction of all or any of the conditions referred to in Sections 4.1 or 4.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within five (5) days after the relevant Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree).
5. REPAYMENT AND PREPAYMENT
     5.1 Repayment. Subject to the provisions of Section 5 regarding application of prepayments, the Borrower shall repay the principal amount of that portion of the Facility attributable to each Tranche in accordance with the following:
          (a) Tranche A shall be repaid in eighty-four (84) consecutive monthly installments, commencing at the end of the first full month following the Drawdown Date for Tranche A, each payment to be in the principal amount of Seven Hundred Ninety Two Thousand Dollars ($792,000), the last such installment being made on the Tranche A Final Payment date together with the Tranche A Final Payment. If the initial aggregate principal amount of Tranche A is less than $95,000,000, all payments of principal, including the Tranche A Final Payment, will be reduced pro rata; and
          (b) each Advance made under Tranche B for each GPA 654 Vessel shall be repaid in consecutive monthly installments, commencing on the last day of the first full month after the Drawdown Date for such Advance, each payment to be in the principal amount of Sixty Two Thousand Five Hundred Dollars ($62,500); provided, however, that if upon drawdown the amount of the Tranche B Advance for the delivered GPA 654 vessel is less than one-tenth (1/10th) of the maximum aggregate principal amount of Tranche B, the respective installment amount and the Tranche B Final Payment will be reduced pro rata. The last such monthly installment shall be made on the Tranche B Final Payment date together with the Tranche B Final Payment. The payment dates for each Advance made under Tranche B shall be consolidated with Tranche A, on a per-vessel basis, on the end of the month following the Drawdown Date for each Vessel. The Borrower shall reimburse the Lenders for any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower) as a consequence of such consolidation or otherwise.
     5.2 Voluntary Prepayment; No Re-borrowing. The Borrower may prepay, upon five (5) Banking Days written notice, any outstanding Advance or any portion thereof, without penalty, provided that such prepayment is made on the last day of the Interest Period of such Advance. Each prepayment shall be in a minimum amount equal to one repayment installment for the Tranche to which such Advance relates, or in an integral multiple thereof Amounts prepaid under this Section 5.2 shall be applied to the remaining payments on a pro-rata basis and will not be available for re-borrowing.
     5.3 Mandatory Prepayment; Sale or Loss of Vessel. On (i) any sale of a Vessel (subject in all cases to the provisions of Section 9.2(e) hereof) or (ii) the earlier of (x) one hundred eighty (180) days after the Total Loss of a Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrower or the Facility Agent as assignee thereof, outstanding amounts under the Facility shall be prepaid in an amount equal to the sum of the then committed amount under this Credit Facility Agreement related to the proportionate value of the respective Vessel (determined at the time of such prepayment). Prepayments made under this Section 5.3 shall be applied to the remaining payments on a pro-rata basis and will not be available for re-borrowing.
     5.4 Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Advances made hereunder (including, without limitation, those made pursuant to Sections 5 and 9) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the Advances or portions thereof being prepaid, together with any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower) or any partial or complete termination of an Interest Rate Agreement.
6. INTEREST AND RATE
     6.1 Applicable Rate. Each Advance shall bear interest at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the relevant Interest Period plus (b) the Applicable Margin. The Applicable Rate shall be determined by the Facility Agent two (2) Banking Days prior to the first (1st) day of the relevant Interest Period. The Facility Agent shall promptly notify the Borrower in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrower. The Borrower may elect to fix the Applicable Rate by entering into an Interest Rate Agreement with the Facility Agent.
     6.2 Default Rate. Any amounts due under this Credit Facility Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to (i) the otherwise Applicable Rate (as notified to the Borrower by the Facility Agent), plus (ii) the Applicable Margin, plus (iii) three percent (3%) (the “Default Rate”). In addition, following the occurrence of any Event of Default, the Facility Agent may, and upon instruction of the Majority Lenders shall, deliver a notice to the Borrower advising the Borrower that an Event of Default has occurred. From the date of any such notice, or in the case of the occurrence of an Event of Default of the type described in Sections 8.1(a) or 8.1(b), from the date such Event of Default first occurred, until each such Event of Default is cured to the satisfaction of the Majority Lenders, the Facility shall bear interest at the Default Rate.
     6.3 Interest Periods.
          The Borrower shall give the Facility Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period. If at the end of any then existing Interest Period the Borrower fails to give an Interest Notice the relevant Interest Period shall be one (1) month. The Borrower’s right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless LIBOR is available for such period and that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing. In addition, there may be no more than three (3) different Interest Periods in respect of Advances made hereunder at any one time. Interest Periods for each Advance made under Tranche B shall be consolidated at the earlier of the end of the Interest Period immediately following the delivery date for the last delivered Vessel. The Borrower shall reimburse the Lenders for any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower) as a consequence of such consolidation or otherwise.
     6.4 Interest Payments. Accrued interest on the Facility shall be payable in arrears on the last day of each Interest Period, except that if the Borrower shall select an Interest Period in excess of one (1) month, accrued interest shall be payable during such Interest Period on each one (1) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.
7. PAYMENTS
     7.1 Place of Payments, No Set Off. All payments to be made hereunder by the Borrower shall be made to the Facility Agent, not later than 10 a.m. New York time (any payment received after 10 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at Parklaan 2, 3016 BB Rotterdam, The Netherlands or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction for, any Taxes, provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrower shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders. The Borrower shall send, or cause to be sent, a SWIFT message to the Facility Agent confirming the remittance of any payment hereunder at the time such payment is made.
     7.2 Tax Credits. If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid (and each Lender agrees to use its best efforts to obtain the benefit of any such credit which may be available to it, provided it has knowledge that such credit is in fact available to it), then such Lender shall reimburse the Borrower for the amount of the credit so obtained. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if reasonable, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate. In particular, no Lender shall be required to obtain such tax credit, if this interferes with the way, such Lender normally deals with its tax affairs.
     7.3 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advance or Advances as a result of which its funded Commitment shall be proportionately less than the funded Commitment of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the funded Commitment of such other Lender so that the aggregate funded Commitment of each Lender shall be in the same proportion to the aggregate funded Commitments then outstanding as its funded Commitment prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all funded Commitments outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 7.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a funded Commitment deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made an Advance in the amount of such participation. The Borrower expressly consents to the foregoing arrangement.
     7.4 Computations; Banking Days. (a) All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (b) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding

Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.
8. EVENTS OF DEFAULT
     8.1 Events of Default. The occurrence of any of the following events shall be an Event of Default:
          (a) Non-Payment of Principal. Any payment of principal is not paid when due or, in the event such non-payment is solely the result of a banking error or the occurrence of a day on which banks are closed for business in London or Rotterdam (but not the United States), is not paid within two (2) days of the due date; or
          (b) Non-Payment of Interest or Other Amounts. Any interest or any other amount becoming payable to the Facility Agent or any Lender under this Credit Facility Agreement, under the Note or under any of the Security Documents is not paid on the due date or date of demand (as the case may be), and such default continues unremedied for a period of five (5) Banking Days; or
          (c) Representations. Any representation, warranty or other statement made by the Borrower in this Credit Facility Agreement or by any Security Party or in any of the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or
          (d) Mortgage. There is an event of default under any Mortgage; or
          (e) Covenants. The Borrower defaults in the due and punctual observance or performance of any other term, covenant or agreement contained in this Credit Facility Agreement, in the Note, in any of the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith, or it becomes impossible or unlawful for the Borrower to fulfill any such term, covenant or agreement or there occurs any other event which constitutes a default under this Credit Facility Agreement, under the Note or under any of the Security Documents, in each case other than an Event of Default referred to elsewhere in this Section 8.1, and such default, impossibility and/or unlawfulness, in the reasonable opinion of the Majority Lenders, could have a material adverse effect on the Lenders’ rights or the ability of the Security Parties to perform their obligations hereunder, under the Note and/or under the Security Documents or on the Lenders’ right to enforce this Credit Facility Agreement, the Note and/or the Security Documents, and continues unremedied or unchanged, as the case may be, for a period of thirty (30) days; or
          (f) Funded Debt. The Borrower, any Subsidiary or any Affiliate of the Borrower shall default in the payment when due (subject to any applicable grace period) of any Funded Debt or of any other indebtedness, in either case, in the outstanding principal amount equal to or exceeding Five Hundred Thousand Dollars ($500,000) or such Funded Debt or indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Funded Debt or indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the Security Party, Subsidiary or Affiliate of the Borrower, as the case may be, shall set aside on its books adequate reserves with respect thereto; or

          (g) Bankruptcy. The Borrower, any Subsidiary or any Affiliate of the Borrower commences any proceeding under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or of, or for, any substantial portion of its property; or
          (h) Termination of Operations; Sale of Assets. Except as expressly permitted under Clause 9.2(e) of this Credit Facility Agreement, the Borrower ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or
          (i) Judgments. Any judgment or order is made the effect whereof would be to render ineffective or invalid this Credit Facility Agreement, the Note or any of the Security Documents or any material provision thereof, or the Borrower asserts that any such agreement or provision thereof is invalid; or
          (j) Inability to Pay Debts. The Borrower, any Subsidiary or any Affiliate of the Borrower is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of the Borrower or any Affiliate of the Borrower; or
          (k) Change in Financial Position. Any change in the financial position of the Borrower or any Affiliate of the Borrower which, in the reasonable opinion of the Majority Lenders, shall have a Material Adverse Effect; or
          (l) Change in Control. A Change of Control shall occur with respect to the Borrower; or
          (m) Cross-Default. The Borrower, any Subsidiary or any Affiliate of the Borrower defaults under any contract or agreement to which it is a party or by which it is bound and such default could reasonably be expected to have a Material Adverse Effect; or
          (n) ERISA Debt. (i) The Borrower or any ERISA Affiliate fails to pay when due an amount or amounts aggregating in excess of $1,000,000 which it or they have become liable to pay under Title IV of ERISA or (ii) the Borrower or any ERISA Affiliate, individually or collectively, incurs, or should reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event and the aggregate of all such Withdrawal Liabilities and such other liabilities exceeds $10,000,000.
          Upon and during the continuance of any Event of Default, the Lenders’ obligation to make any Advance available shall cease and the Facility Agent may, and on the instructions of the Majority Lenders shall, by notice to the Borrower, declare the entire unpaid balance of the then outstanding Advances, accrued interest and any other sums payable by the Borrower hereunder or under the Note due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (g) or (j) of this Section 8.1 with respect to the Borrower, the Note shall be immediately due and payable without declaration or other notice to the Borrower. In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Credit Facility Agreement, in the Note or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums due, or so declared due, on the Note. Without limiting the foregoing, the Borrower agrees that during the continuance of any Event of Default each of the Lenders shall have the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to the Lenders hereunder and/or under the Note (whether or not then due) all moneys and other amounts of the Borrower then or thereafter in possession of any Lender, the balance of any deposit account (demand or time, mature or unmatured) of the Borrower then or thereafter with any Lender and every other claim of the Borrower then or thereafter against any of the Lenders.
     8.2 Indemnification. The Borrower agrees to, and shall, indemnify and hold the Agents and the Lenders harmless against any loss, as well as against any reasonable costs or expenses (including reasonable legal fees and expenses), which any of the Agents or the Lenders sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable hereunder, under the Note or under any Security Documents including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof. Any Lenders’ certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrower.
     8.3 Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Agents or the Lenders under or pursuant to this Credit Facility Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Facility Agent in the following manner:
          (a) first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Agents, or the Lenders in connection with the ascertainment, protection or enforcement of their rights and remedies hereunder, under the Note and under any of the Security Documents,
          (b) secondly, in or towards payment of any interest owing in respect of the Facility, inclusive of breakfunding costs,
          (c) thirdly, in or towards repayment of principal of the Facility and amounts owing under the Interest Rate Agreements, on a pari passu basis,
          (d) fourthly, in or towards payment of all other sums which may be owing to the Agents, or any of them, or the Lenders under this Credit Facility Agreement, under the Note, under the Mandate Letter or under any of the Security Documents, and
          (e) fifthly, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.
9. COVENANTS
     9.1 Affirmative Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Credit Facility Agreement, under the Note or under any of the Security Documents, the Borrower will:
          (a) Performance of Agreements. Duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Lenders) of, the terms of this Credit Facility Agreement, the Note and the Security Documents;
          (b) Notice of Default, etc. Promptly upon obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against it or against any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (c) the withdrawal of any Vessel’s rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;
          (c) Obtain Consents. Without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties’ respective obligations under this Credit Facility Agreement, under the Note and under the Security Documents;
          (d) Financial Information. Deliver to each Lender:
(i)	as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, complete copies of the consolidated financial reports of the Borrower and its Subsidiaries (together with a Compliance Certificate), all in reasonable detail, which shall include at least the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(ii)	as soon as available but not later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a quarterly interim consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds (together with a Compliance Certificate), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Borrower;

(iii)	within ten (10) days of the Borrower’s receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of the Borrower;

(iv)	such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Facility Agent may from time to time reasonably request, certified to be true and complete by the chief financial officer of the Borrower;
          (e) Vessel Valuations. On the date here and each one year anniversary thereof, and in any event upon the request of the Facility Agent, the Facility Agent shall obtain appraisals addressed to the Facility Agent of the Fair Market Value of the Vessels. The first two such valuations in any year are to be at the Borrower’s cost, provided, that following and during the continuance of any Event of Default, all such valuations are to be at the Borrower’s cost. For purposes of determining the aggregate Fair Market Value of all Vessels, appraisals will be obtained for the oldest and the youngest Pre-Existing Vessel and for the oldest and most recently delivered GPA 654 Vessel and the aggregate Fair Market Value shall be the sum of the arithmetic means of such appraisals for each Vessel type multiplied by the number of Vessels of such type. If the Borrower does not agree with the result of any appraisal, the Borrower may appoint an additional ship broker from the list set forth in Schedule 4, or such other independent ship broker approved by the Majority Lenders, to conduct a separate appraisal, and such additional valuation shall be averaged for the purposes of this Section 9(e).
          (f) Corporate Existence. Do or cause to be done, and procure that each Subsidiary of the Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, or limited liability company existence, as the case may be, and all licenses, franchises, permits and assets necessary to the conduct of its business;
          (g) Books and Records. At all times keep, and cause each Subsidiary of the Borrower to keep, proper books of record and account into which full and correct entries shall be made in accordance with GAAP;
          (h) Taxes and Assessments. Pay and discharge, and cause each Subsidiary of the Borrower to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;
          (i) Inspection. Allow, and cause each Subsidiary to allow, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Facility Agent reasonably requests;
          (j) Inspection and Survey Reports. The Borrower shall provide the Lenders with copies of all inspection or survey reports on the Vessels issued by the Classification Society and all internally generated reports addressing material items in respect of the condition of any of the Vessels.
          (k) Compliance with Statutes, Agreements, etc. Do or cause to be done, and cause each Subsidiary to do and cause to be done, all things necessary to comply with all material contracts or agreements to which it, or any Subsidiary is a party, and all material laws, and the rules and regulations thereunder, applicable to the Borrower or such Subsidiary, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

          (l) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) its receipt or the receipt by any other Security Party or any Environmental Affiliates of the Borrower or any other Security Party of any written communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any other Security Party or any Environmental Affiliates of the Borrower or any other Security Party that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any other Security Party or against any Environmental Affiliates of the Borrower or any other Security Party, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;
          (m) ERISA. Forthwith upon learning of the occurrence of any material liability of the Borrower, any Subsidiary or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal of any multi-employer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which the Borrower, any Subsidiary or any ERISA Affiliate is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Lenders written notice thereof;
          (n) Vessel Management. Cause each of the Vessels to be managed both commercially and technically by the Borrower, a wholly-owned subsidiary thereof or its existing manager;
          (o) ISM Code, ISPS Code and MTSA Matters. (i) Procure that the Operator will comply with and ensure each of the Vessels will comply with the requirements of (A) the ISM Code and the ISPS Code in accordance with the implementation schedule thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto and (B) the MTSA; and (ii) will procure that the Operator will immediately inform the Administrative Agent if there is any threatened or actual withdrawal, suspension, cancellation or modification of its DOC or the ISSC or the SMC in respect of any Vessel; and (iii) will procure that the Operator will promptly inform the Administrative Agent upon the issuance to the Borrower or Operator of a DOC and the issuance to any Vessel of an ISSC and an SMC;
          (p) Brokerage Commissions, etc. Indemnify and hold each of the Agents and the Lenders harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby. The Facility Agent represents that it has not used a broker in connection with the origination of this Facility;
          (q) Deposit Accounts; Assignment. Maintain an Operating Account with the Depository and an account with the Facility Agent and shall procure that all earnings of any Vessels shall be paid into the Operating Account.;
          (r) Insurance. Without prejudice to the provisions of the Mortgages, maintain, and cause each other Security Party to maintain, with financially sound and reputable insurance companies insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time; and
          (s) Interest Rate Agreements. Enter into Assignments of any Interest Rate Agreements entered into in respect of Advances made subsequent to the Drawdown Date in respect of Tranche A.
     9.2 Negative Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Credit Facility Agreement, under the Note or under any of the Security Documents, the Borrower will not, and will procure that no Subsidiary, to the extent applicable, will, without the prior written consent of the Majority Lenders (or all of the Lenders if required by Section 15.8):
          (a) Liens. Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral or other property except:
(i)	liens disclosed in Schedule 3;

(ii)	liens for taxes not yet payable for which adequate reserves have been maintained;

(iii)	the Mortgages, the Subordinated Mortgage, the Assignments and other liens in favor of the Security Trustee;

(iv)	liens, charges and encumbrances against their respective Vessels permitted to exist under the terms of the Mortgages;

(v)	other liens, charges and encumbrances incidental to the conduct of the business of each such party, the ownership of any such party’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business;
          (b) Change in Business. Materially change the nature of its business or commence any business materially different from its current business;
          (c) Change in Flag, Class, Management or Ownership. Without the approval of the Majority Lenders, change the flag of any Vessel, change the Classification Society of any Vessel, the technical management of any Vessel or the immediate or ultimate ownership of any Vessel;
          (d) Sale or Pledge of Shares. Sell, assign, transfer, pledge or otherwise convey or dispose of any of its shares (including by way of spin-off, installment sale or otherwise) of the capital stock;
          (e) Sale of Assets. Sell, lease or transfer or otherwise dispose of (including by way of bareboat charter) more than 25% of its Consolidated Total Assets, other than in the ordinary course of business in any fiscal year; such sales, leases, transfers or other disposals during the term of this Facility, not to exceed 50% of its Consolidated Total Assets except that (i) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets to the Borrower or any other Subsidiary and (ii) the Borrower may sell, lease, transfer or otherwise dispose of its assets in excess of the limitations set forth in this Section 9.2(e) if the proceeds of such sales are used towards the payment of (a) the Facility and (b) the Subordinated Mortgage Debt and all accrued interest thereon, or (c) to purchase other similar property within one year of such sale;
          (f) Changes in Offices or Names. Change the location of its chief executive office or the chief place of business any such parties, the office in which the records relating to the earnings or insurances of the Vessels are kept unless the Lenders shall have received sixty (60) days prior written notice of such change and, in on event, to any jurisdiction outside the United States of America;
          (g) Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it;
          (h) Change Fiscal Year. Change its fiscal year.
          (i) Limitations on Ability to Make Distributions. Create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be, to the Borrower or pay any Funded Debt owed to the Borrower if there has been any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default or if all of the Tranche B funds have not been drawn, (ii) make any loans or advances to the Borrower, or (iii) transfer any of its property or assets to the Borrower;
          (j) Use of Corporate Funds. Pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of the Borrower, including the operation and/or repair of the Vessels and other vessels owned or operated by such parties and (ii) the servicing of the Funded Debt permitted hereunder (but excluding, any repayments or prepayments of any Funded Debt other than the Facility);
          (k) No Money Laundering. In connection with this Credit Facility Agreement or any of the Security Documents, contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws.
          (l) Restricted Payment/Restricted Investments. The Borrower shall not make any Restricted Payments or Restricted Investments; provided, however, that the Borrower may make Restricted Payments and Restricted Investments to the extent that the aggregate of such any Restricted Payments or Restricted Investments do not exceed fifty percent (50%) of the cumulative positive Consolidated Net Earnings of the Borrower reduced by one hundred percent (100%) of any consolidated net loss, each measured quarterly; provided, further, that no Restricted Payment or Restricted Investment, other than the payment of interest on the Subordinated Second Mortgage Debt until January 31, 2008 or until such time as all of the GPA 654 Vessels have been delivered. At no time shall the Borrower make a Restricted Payment or Restricted Investment, if the making of such Restricted Payment or Restricted Investment would, result in an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default. For the avoidance of doubt, no payment of principal shall be made in respect of the Subordinated Second Mortgage Debt until all amounts owing to the Agents and the Lenders under or in connection with this Agreement have been fully and indefeasibly repaid;

     9.3 Financial Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Credit Facility Agreement, under the Note or under any of the Security Documents, the Borrower will:
          (a) Consolidated Net Worth. Maintain at all times a Consolidated Net Worth of not less than Twenty Million Dollars ($20,000,000) plus fifty percent (50%) of the Borrower’s positive Consolidated Net Earnings for each quarter after December 31, 2005;
          (b) Fixed Charge Coverage. Maintain at all times a ratio of Consolidated Net Earnings before Fixed Charges and taxes to Interest Charges of not less than 2.0 to 1, calculated quarterly on a trailing 12 month basis;
          (c) Limitation on Funded Debt. Maintain, at all times a ratio of Consolidated Debt to Consolidated Total Capitalization of not greater than (i) .70:1.00 through December 31, 2007, (ii).65:1.00 through December 31, 2009, and (iii) .60:1.00 through December 31, 2010 and thereafter; and
          (d) Limitation on Subsidiary Debt. Not permit any Subsidiary of the Borrower to create, assume, incur, guarantee or otherwise become liable in respect of any Debt except (i) Debt of any Person existing at the time such Person becomes a Subsidiary, and the extension, renewal or replacement of such Debt, provided that the principal amount shall not be increased over the original amount borrowed, and (ii) all other Debt of all Subsidiaries of the Borrower which in the aggregate amount, including (i) above, shall not exceed 25% of the Borrower’s Consolidated Net Worth.
     9.4 Asset Maintenance. If at any time during the term of the Credit Facility Agreement, the result of (i) the sum of the Fair Market Values of the Vessels is less than the Required Percentage of the outstanding amount of the Facility, the Borrower shall, within a period of thirty (30) days following receipt by the Borrower of written notice from the Facility Agent notifying the Borrower of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrower), either deliver to the Security Trustee, upon the Facility Agent’s request, such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to restore compliance with the Required Percentage or (ii) the Borrower shall prepay such amount of the Facility (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the Fair Market Value of the Vessels then mortgaged to the Security Trustee being not less than the Required Percentage.
     10. ASSIGNMENT.
          This Credit Facility Agreement shall be binding upon, and inure to the benefit of, the Borrower and the Lenders, the Agents and their respective successors and assigns, except that the Borrower may not assign any of its rights or obligations hereunder. Subject to the requirement that each Lender proposing to make an assignment hereunder to unaffiliated third parties first grant the Facility Agent a right to purchase the portion of the Facility such Lender proposes to assign on the same terms and conditions being offered thereby , each Lender shall be entitled to assign its rights and obligations under this Credit Facility Agreement or grant participation(s) in the Facility to any subsidiary, holding company or other affiliate of such Lender, to any subsidiary or other affiliate company of any thereof or collateralized loan obligation fund or trust (“CLO”) or, with the consent of the Borrower (except upon the occurrence and during the continuation of an Event of Default in which case the Borrower’s consent shall not be required), and the Facility Agent, each such consent not to be unreasonably withheld and provided that no assignment shall result in increased costs or withholding, to any other bank or financial institution, and in the case of a partial assignment (other than to another Lender or to an affiliate of such Lender), such assignment must be in a minimum amount of not less than $10,000,000 and after giving effect thereto, the assigning Lender, if it retains any interest, shall retain an interest in the Facility in a minimum amount of not less than $10,000,000 unless otherwise agreed by the Borrower and the Facility Agent, and such Lender shall forthwith give notice of any such assignment or participation to the Borrower and pay the Facility Agent an assignment fee of $3,000 for each such assignment or participation; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement. The Borrower will take all reasonable actions requested by the Agents or any Lender to effect such assignment, including, without limitation, the execution of a written consent to any Assignment and Assumption Agreement.
11. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.
     11.1 Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Credit Facility Agreement, such Lender shall inform the Facility Agent and the Borrower to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrower shall be required either to repay to such Lender that portion of the Facility advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Facility to such Lender on the last day of any then current Interest Period in accordance with and subject to the provisions of Section 11.4. In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay such portion of the Facility, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.
     11.2 Increased Costs. If any change in applicable law, regulation or regulatory requirement, or in the interpretation or application thereof by any governmental or other authority, shall:
(i)	subject any Lender to any Taxes with respect to its income from the Facility, or any part thereof, or

(ii)	change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Credit Facility Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Borrower or any of the other Security Parties) or such other jurisdiction where the Facility may be payable), or

(iii)	impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender, or
(iv)	impose on any Lender any other condition affecting the Facility or any part thereof, and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender under or in connection with this Credit Facility Agreement:
          (a) the Lender shall notify the Facility Agent and the Borrower of the happening of such event, and
          (b) the Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction; PROVIDED, however, that the foregoing provisions shall not be applicable in the event that increased costs to the Lender result solely from the exercise by the Lender of its right to assign its rights or obligations under Section 10.
     11.3 Replacement of Lender or Participant. If the obligtion of any Lender to make its pro rata share of any Tranche has been suspended or terminated pursuant to Section 11.1, or if any Lender shall notify the Borrowers of the happening of any event leading to increased costs as described in Section 11.2, the Borrowers shall have the right, upon twenty (20) Banking Days’ prior written notice to such Lender, to cause one or more banks (a “Replacement Lender(s)”) (which may be one or more of the Lenders), each such Replacement Lender to be satisfactory to the Majority Lenders (determined for this purpose as if such transferor Lender had no Commitment and held no interest in the Note issued to it hereunder) and, in each case, with the written acknowledgment of the Facility Agent, to purchase such Lender’s pro rata share of the Tranches and assume the Commitment of such Lender pursuant to an Assignment and Assumption Agreement. If one or more such banks are identified by the Borrowers and approved as being reasonably satisfactory to the Majority Lenders (determined as provided above), the transferor Lender shall consent to such sale and assumption by executing and delivering an Assignment and Assumption Agreement. Upon execution and delivery of an Assignment and Assumption Agreement by the Borrowers, the transferor Lender, the Replacement Lender and the Facility Agent, and payment by the Replacement Lender to the transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Replacement Lender, such Replacement Lender shall become a Lender party to this Agreement (if it is not already a party hereto as applicable) and shall have all the rights and obligations of a Lender with a Commitment (which, if such Replacement Lender is already a party hereto, shall take into account such Replacement Lender’s then existing Commitment hereunder) as set forth in such Assignment and Assumption Agreement and the transferor Lender shall be released from its obligations hereunder and no further consent or action by any other Person shall be required. In the event no Replacement Lender is found or is satisfactory to the Majority Lenders, the Borrower shall have the right to request a permanent reduction of the Facility by reducing the whole of such Lender’s commitment, provided that (a) the Facility Agent and the Lender’s whose Commitment the Borrower seeks to reduce receive ten (10) Banking Days prior written notice of such request and (b) such reduction occurs on the last day of the applicable Interest Period(s) for Tranches (or portions thereof) outstanding under this

Agreement. Upon such reduction, the reduced Lender shall be released from its obligations hereunder and no further action by any Person shall be required and the new participation percentages (as designated in Schedule 1 hereto) shall be assigned to the remaining Lenders on a pro rata basis based on their respective Commitments. In the event that the Facility Agent, in its capacity as a Lender, is required to sell its pro rata share of the Tranches and its Commitment hereunder pursuant to this Section 11.3, the Facility Agent shall, promptly upon the consummation of any assignment pursuant to this Section 11.3, resign as Facility Agent hereunder and the Borrowers shall (subject to the consent of the Majority Lenders) have the right to appoint another Lender as successor Facility Agent, all in accordance with Section 15.13.
     11.4 Nonavailability of Funds. If the Facility Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for the Facility for any Interest Period, the Facility Agent shall give notice of such determination to the Borrower. The Borrower, the Facility Agent and the Majority Lenders shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Credit Facility Agreement. If the Borrower, the Facility Agent and the Majority Lenders are unable to agree upon such a substituted interest rate and/or Interest Period within five (5) Banking Days of the giving of such determination notice, the Facility Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Applicable Margin plus the cost to the Lenders (as certified by each Lender) of funding the Facility. In the event the state of affairs referred to in this Section 11.3 shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Section 6.
     11.5 Lender’s Certificate Conclusive. A certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, bad faith or misconduct, be conclusive and binding on the Borrower.
     11.6 Compensation for Losses. Where the Facility or any portion thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the relevant Lender pursuant to this Credit Facility Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.
12. CURRENCY INDEMNITY
     12.1 Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Credit Facility Agreement, the Note or any of the Security Documents then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Facility Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Credit Facility Agreement, the Note, the Guaranty and/or any of the Security Documents.
     12.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Credit Facility Agreement, the Note and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.
     12.3 Additional Debt Due. Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Credit Facility Agreement, the Note and/or any of the Security Documents.
     12.4 Rate of Exchange. The term “rate of exchange” in this Section 12 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.
13. FEES AND EXPENSES
     13.1 Fees. During the period beginning on the date of this Credit Facility Agreement, the Borrower shall pay, each month in arrears, to the Facility Agent (for the account of the Lenders), a commitment fee (the “Commitment Fee”) of thirty-five one-hundredths of one percent (.35%) per annum payable on the average undrawn amount of Tranche B. The Borrower shall also pay to the Facility Agent an agency fee (the “Agency Fee”) equal to Fifteen Thousand Dollars ($15,000) per annum, payable to the Administrative Agent upon the execution of the Credit Facility and on that date every year thereafter.
     13.2 Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents for their payment of, the reasonable expenses of the Agents and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agent’s and the Lenders’ rights or remedies with respect thereto or in the preservation of the Agent’s and the Lenders’ priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Credit Facility Agreement and the documents referred to herein, the reasonable fees and disbursements of the Agent’s counsel in connection therewith, as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by the Agents in connection with this Agreement and the transactions contemplated hereby and under the Security Documents, all reasonable costs and expenses, if any, in connection with the enforcement of this Credit Facility Agreement, the Note and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Agents and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrower to the Agents or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrower to such party or parties after payment thereof (if the Agents or the Lenders, at their sole discretion, chooses to make such payment).
14. APPLICABLE LAW, JURISDICTION AND WAIVER
     14.1 Applicable Law. This Credit Facility Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     14.2 Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Lenders or the Agents under this Credit Facility Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Borrower by mailing or delivering the same by hand to the Borrower at the address indicated for notices in Section 16.1. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Lenders or the Agent) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Borrower will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.
     14.3 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, THE OTHER SECURITY PARTIES, THE AGENT AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS.
15. THE AGENTS
     15.1 Appointment of Agents. Each of the Lenders irrevocably appoints and authorizes the Agents severally each to take such action as agent on its behalf and to exercise such powers under this Credit Facility Agreement, the Note and the Security Documents as are delegated to such Agent by the terms hereof and thereof. No Agent nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Credit Facility Agreement, the Note or the Security Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.
     15.2 Security Trustee as Trustee. Each of the Lenders irrevocably appoints the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to this Credit Facility Agreement, the Note or any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement, the Note or any Security Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, this Credit Facility Agreement, the Note or the Security Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment.
     15.3 Distribution of Payments. Whenever any payment is received by the Facility Agent from the Borrower or any other Security Party for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it will thereafter cause to be distributed on the same day if received before 4:30 p.m. Rotterdam time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Credit Facility Agreement. Unless the Facility Agent shall have received notice that the Borrower is not making a timely payment of amounts due hereunder, the Administrative Agent and the Facility Agent may, in reliance upon such assumption make available to the Lenders on such date their pro rata share of a corresponding amount. If and to the extent that the Borrower shall not have so made such payment to the Facility Agent, the Lenders and the Borrower (but without duplication) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount or their pro rata share thereof together with interest thereon, for each day from the date such amount is made available until the date such amount is repaid to the Administrative Agent, at (i) in the case of the borrower, a rate per annum equal to the higher of (y) the LIBOR rate for overnight or weekend deposits plus the Margin plus three (3) percent and (z) the interest rate applicable thereto pursuant to Section 6.1 and (ii) in the case of such Lender, the LIBOR rate for overnight or weekend deposits.
     15.4 Holder of Interest in Note. The Agents may treat each Lender as the holder of all of the interest of such Lender in the Note.
     15.5 No Duty to Examine, Etc. The Agents shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Credit Facility Agreement, the Note, the Security Documents or any instrument, document or communication furnished pursuant to this Credit Facility Agreement or in connection therewith or in connection with the Note or any Security Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.
     15.6 Agents as Lenders. With respect to that portion of the Facility made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall include each Agent in its capacity as a Lender. Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower and the other Security Parties as if it were not an Agent.
     15.7 Acts of the Agents. Each Agent shall have duties and reasonable discretion, and shall act as follows:
(a)	Obligations of the Agents. The obligations of each Agent under this Credit Facility Agreement, under the Note and under the Security Documents are only those expressly set forth herein and therein.

(b)	No Duty to Investigate. No Agent shall at any time be under any duty to investigate whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Credit Facility Agreement, the Note or any Security Document by any Security Party.

(c)	Discretion of the Agents. Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Credit Facility Agreement, the Note and the Security Documents, unless the Facility Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Credit Facility Agreement or applicable law.

(d)	Instructions of Majority Lenders. Each Agent shall in all cases be fully protected in acting or refraining from acting under this Credit Facility Agreement, under the Note, or under any Security Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.
     15.8 Certain Amendments. Neither this Credit Facility Agreement the Note nor any of the Security Documents nor any terms hereof or thereof may be amended unless such amendment is approved by the Borrower and the Majority Lenders, provided that no such amendment shall, without the written consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default or any mandatory repayment of Facility shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 15.8, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 15.8, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Facility Agreement, (vi) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (vii) amend any provision relating to the maintenance of collateral under Section 9.4; provided further that approval by all Lenders shall be required for any amendment or waivers with respect to Section 5.3 of this Credit Facility Agreement. All amendments approved by the Majority Lenders under this Section 15.8 must be in writing and signed by the Borrower, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders, provided, however, that any amendments or waivers with respect to Section 5.3 of this Credit Facility Agreement must be in writing and signed by the Borrower and all of the Lenders.
     15.9 Assumption re Event of Default. Except as otherwise provided in Section 15.15, the Facility Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Facility Agent has been notified by any Security Party of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent shall have been notified by any Security Party or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Facility Agent shall notify the Lenders and shall take action and assert such rights under this Credit Facility Agreement, under the Note and under Security Documents as the Majority Lenders shall request in writing.
     15.10 Limitations of Liability. Neither any Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:
(a)	to any Security Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Credit Facility Agreement or under any Security Document;

(b)	to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Credit Facility Agreement, under the Note or under the Security Documents; or

(c)	to any Lender or Lenders for any statements, representations or warranties contained in this Credit Facility Agreement, in any Security Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Credit Facility Agreement, the Note, any Security Document or any document or instrument delivered in connection with the transactions hereby contemplated.
     15.11 Indemnification of the Agents. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of this Credit Facility Agreement, the Note or any Security Document, any action taken or omitted by such Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Credit Facility Agreement, the Note or any Security Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.
     15.12 Consultation with Counsel. Each of the Facility Agent and the Security Trustee may consult with legal counsel reasonably selected by such Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.
     15.13 Resignation. Any Agent may resign at any time by giving sixty (60) days’ written notice thereof to the other Agents, the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. Any resignation by an Agent pursuant to this Section 15.13 shall be effective only upon the appointment of a successor Agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After any retiring Agent’s resignation as Agent hereunder, the provisions of this Section 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent. Furthermore, the Facility Agent has a right during the initial twelve (12) month period from the date of this Credit Facility Agreement to transfer its role as Agent or Security Trustee to any other Lender, and any such transfer shall not require the consent of the Borrower or any other Lender under this Credit Facility Agreement.
     15.14 Representations of Lenders. Each Lender represents and warrants to each other Lender and each Agent that:
(a)	in making its decision to enter into this Credit Facility Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(b)	so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.
     15.15 Notification of Event of Default. The Facility Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Facility Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Facility Agent or Lender has actual knowledge.
16. NOTICES AND DEMANDS
     16.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrower at the address or telecopy number set forth below and to the Lenders and the Agents at their address and telecopy numbers set forth in Schedule 1 or at such other address or telecopy numbers as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.
If to the Borrower:
c/o Rigdon Marine Corporation
815 Walker Street, Suite 750
Houston, Texas 77002

United States of America
Facsimile: (703)236-0200
Attention: Larry T. Rigdon
with a copy to:
Lugenbuhl, Burke, Wheaton, Peck, Rankin & Hubbard
601 Poydras Street, Suite 2775
New Orleans, LA 70130
United States of America
Facsimile: (504)529-7418
Attention: Stewart F. Peck
17. MISCELLANEOUS
     17.1 Time of Essence. Time is of the essence with respect to this Credit Facility Agreement but no failure or delay on the part of any Lender or any Agent to exercise any power or right under this Credit Facility Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Lender or any Agent of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.
     17.2 Unenforceable, etc., Provisions — Effect. In case any one or more of the provisions contained in this Credit Facility Agreement, the Note or in any Security Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the relevant Security Party, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.
     17.3 References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Credit Facility Agreement, unless the context otherwise requires.
     17.4 Further Assurances. The Borrower agrees that if this Credit Facility Agreement or any Security Document shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Credit Facility Agreement, the Note or any Security Document.
     17.5 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Agents or the Lenders, on the other part, whether written or oral, other than the Mandate Letter, are superseded by and merged into this Credit Facility Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Agents and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Agents and the Lenders.
     17.6 Entire Agreement; Amendments. This Credit Facility Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement. Subject to Section 15.8, any provision of this Credit Facility Agreement, the Note or any Security Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Agents and the Majority Lenders . This Credit Facility Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.
     17.7 Indemnification. The Borrower and, by its execution and delivery of the Consent and Agreement set forth below, each of the other Security Parties jointly and severally agree to indemnify each Lender and each Agent, their respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security Party (or any charterer or other operator of any Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by any Lender or any Agent or any of their respective successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 2.1 (o) or 9.1(j), (d) the Facility (including the use of the proceeds of the Facility and any claim made for any brokerage commission, fee or compensation from any Person), of (e) the execution, delivery, performance or non-performance of this Credit Facility Agreement, the Note, any Security Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto). If and to the extent that the obligations of the Security Parties under this Section are unenforceable for any reason, the Borrower and, by its execution and delivery of the Consent and Agreement set forth below, each of the other Security Parties jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Security Parties under this Section 17.7 shall survive the termination of this Credit Facility Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.
     17.8 Headings. In this Credit Facility Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Credit Facility Agreement.
     17.9 Customer Identification. USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Agent hereby notifies the Borrower and each other Security Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Agent’s policies and practices, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and the Lenders to identify each Security Party in accordance with the Act. In addition, each Security Party shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Security Party or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Facility to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS whereof the parties hereto have caused this Credit Facility Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

RIGDON MARINE CORPORATION
By:	/s/ Larry T. Rigdon
	Name:	Larry T. Rigdon
	Title:	Chairman

DVB BANK NV, as Facility Agent and Security Trustee
By:	/s/ Cornelis Overgaauw
	Name:	Cornelis Overgaauw
	Title:	S.V.P.

By:	/s/ Evan Cohen
	Name:	Evan Cohen
	Title:	S.V.P.

The Lenders: DVB BANK NV,
By:	/s/ Cornelis Overgaauw
	Name:	Cornelis Overgaauw
	Title:	S.V.P.

By:	/s/ Evan Cohen
	Name:	Evan Cohen
	Title:	S.V.P.

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Schedule 1

Lenders	Commitment

DVB BANK NV	$170,000,000
Parklaan 2
3016 BB Rotterdam
The Netherlands
Attn:
Facsimile No.:
Telephone No.:

Schedule 2
Vessels
A. Pre-existing Vessels

Vessel Name	Official Number	Registry/Flag	Classification Society
ORLEANS	1151394	United States	American Bureau of Shipping (“ABS”)
BOURBON	1156133	United States	ABS
ROYAL	1159200	United States	ABS
CHARTRES	1160318	United States	ABS
IBERVILLE	1163367	United States	ABS
BIENVILLE	1163970	United States	ABS
CONTI	1166313	United States	ABS
ST. LOUIS	1167668	United States	ABS
TOULOUSE	1169977	United States	ABS
ESPLANADE	1173548	United States	ABS
B. GPA 654 Vessels

Builder	Hull Number	To be registered under Registry/Flag of	Classification Society
Bollinger Shipyards Lockport, LLC (“Bollinger”)	521	United States	ABS
Bollinger	522	United States	ABS
Bollinger	523	United States	ABS
Bollinger	524	United States	ABS

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Builder	Hull Number	To be registered under Registry/Flag of	Classification Society
Bollinger	525	United States	ABS
Bollinger	526	United States	ABS
Bollinger	527	United States	ABS
Bollinger	528	United States	ABS
Bollinger	529	United States	ABS
Bollinger	530	United States	ABS

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Schedule 3
Disclosure
Liens:
Debt:

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Schedule 4
Approved Ship Brokers
Clarksons (Research Division)
St. Magnus House,
3 Lower Thames Street
London EC3R 6HE
United Kingdom
Derrick Offshore
Mount View House
10 The Mount
Guildford, Surrey GU2 4HN
United Kingdom
E.A. Gibson Shipbrokers
P.O. Box 278
Audrey House
16-20 Ely Place
London EC1P 1HP
United Kingdom
Fernley Offshore Supply AS
Grev Wedels pl. 9
P.O. Box 1158 Senturm
N-0107 OSL
Oslo
Norway
Marcon International
P.O. Box 1170
9 NW Front Street
Coupeville, WA 98239-1170
United States
R.S. Platou Offshore A.S.
Haakon VII’s gate 10
P.O. Box 1604 Vika
N-0119 Olso
Norway
ODS-Petrodata Consulting & Research
(Acquired Bassoe Offshore Consultants in 2002)
3200 Wilcrest Drive
Houston, Texas 77042
Rivers & Gulf Marine Surveyors
3250 9th Street
Harvey, Louisiana 70058
United States

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